10F-3 Report
CGCM International Equity Investments
	9/1/2008		through		2/28/2009

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)
1345	Mitsubishi UFJ Financial Group Inc.	12/9/2008	Morgan Stanley, JP	319,200	$1.00	0.046%	0.046%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount	Total Received All Funds
1345	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	697,000,000.00	319,200.00